                                                                    EXHIBIT 99.1


           CTI MOLECULAR IMAGING, INC. ANNOUNCES FIRST QUARTER RESULTS
                              Net Income Up Sharply
                 56 New Scanner Orders During the First Quarter
                         LSO-based Scanner Orders At 90%
    All 21 CTI Services Domestic Scanner Orders Include Multi-Year Contracts

KNOXVILLE, TN--FEBRUARY 5, 2003 -- CTI Molecular Imaging, Inc. (Nasdaq: CTMI), a leading provider of positron emission tomography (PET) equipment, molecular probes and services, today announced financial results for its fiscal first quarter ended December 31, 2002 and increasing demand for its PET and PET/CT scanners.

Revenues for the first quarter were $60.6 million, a 27% increase over revenues of $47.6 million for the same period last year. Net income was $3.4 million, or $0.07 per share on a fully-diluted basis, compared to a net loss attributable to common shareholders of $0.6 million, or ($0.02) per share on a fully-diluted basis, in the prior year's quarter.

"Our first quarter results are indicative of the momentum we have established in our direct distribution efforts, our PET procedure growth initiatives, and our PET scanner multiple distributor strategy," said Terry D. Douglass, Chairman and Chief Executive Officer. "During the quarter, CTI Services booked 25 orders for our PET and PET/CT scanners. Most of these orders are for delivery in the third and fourth quarter of 2003 and this is more than the entire number of units sold by CTI Services last fiscal year. This momentum is being driven in part by very strong demand for the superior performance of our proprietary fastPET LSO technology. Additionally, our core customer, the non-hospital diagnostic imaging provider, has responded very favorably to our total solution offering. Of the 21 orders booked by CTI Services from domestic customers, all of them were for total solutions packages, which combine the sale of our REVEAL(TM) PET or PET/CT scanner with a service contract, a PETNET MetaTrace(R) FDG supply contract, and our REVEAL Network Solutions package. Our strategy of supplying all of the products and services that our customers need to be successful in molecular imaging is achieving acceptance in the marketplace, and we believe that we are gaining market share."

During the quarter, CPS Innovations shipped 28 scanners, an increase of 40% versus the year-ago quarter. CPS' orders received during the quarter grew by similar levels, with an increasing mix of orders for LSO and PET/CT scanners. For the first quarter, 90% of orders at CPS were for proprietary LSO-based scanners, and over 40% of the orders were for PET/CT scanners. "As the market leader in innovation, CPS is doing an excellent job of providing a high-performance product that healthcare providers value. This is fueling strong end-market demand for CPS' LSO-based PET and PET/CT scanners. The recent introduction of the state-of-the-art 16-slice PET/CT has reinforced the fact that CPS is the technological leader in PET and PET/CT scanner technology," commented Douglass.

"Scan volumes throughout the industry continued to grow rapidly during our first quarter," said Douglass. "This is being driven mainly by the recognition of superior capabilities of PET in cancer diagnosis and therapy management. CMS recently approved Medicare coverage of breast cancer effective October 1, 2002. Since that time, breast cancer has become the fastest growing indication, with volumes doubling on a sequential basis between the September and December quarters, and now represents approximately 10% of all PET procedures."

"We continue to generate operating leverage in our income statement on higher revenues, scale economies, and expense control. During the quarter, we made significant investments in building out our direct distribution capabilities at CTI Services by expanding our field sales force from 8 to 24 people. We expect to see a return on this investment starting in the third quarter of this fiscal year as we convert our new orders to shipments. We also increased marketing expenses at PETNET. Research and development spending increased as well, reaching 10.9% of sales from 9.6% in the prior year's quarter, as we stepped up our proprietary molecular probe development work and released the REVEAL XVI PET/CT scanner during the quarter," said David N. Gill, Senior Vice President and Chief Financial Officer.

SEGMENT INFORMATION:


                                            Three Months Ended
                                               December 31,
                                        ---------------------------
(in thousands)                            2002               2001
                                        --------           --------
                                                (unaudited)
REVENUES, GROSS:
---------------
CPS                                     $ 35,743           $ 30,480
PETNET                                    16,074             12,308
Detector Materials                        13,261              5,572
CTI Services                              15,524              8,287
                                        --------           --------
Total                                   $ 80,602           $ 56,647
                                        ========           ========

REVENUE ELIMINATIONS:
--------------------
CPS                                     $ (3,824)          $ (1,544)
Detector Materials                       (12,762)            (5,290)
CTI Services                              (3,457)            (2,256)
                                        --------           --------
Total                                   $(20,043)          $ (9,090)
                                        ========           ========

REVENUES, NET:
-------------
CPS                                     $ 31,919           $ 28,936
PETNET                                    16,074             12,308
Detector Materials                           499                282
CTI Services                              12,067              6,031
                                        --------           --------
Total                                   $ 60,559           $ 47,557
                                        ========           ========

INCOME (LOSS) FROM OPERATIONS:
-----------------------------
CPS                                     $  6,161           $  5,382
PETNET                                      (340)               174
Detector Materials                         4,350              1,849
CTI Services                              (2,292)              (501)
Corporate & Other                            645                323
                                        --------           --------
Total                                   $  8,524           $  7,227
                                        ========           ========


REVENUE REVIEW:
For the first quarter, CPS net revenues increased to $31.9 million, an increase of $3.0 million, or 10%, from $28.9 million in the first quarter a year ago. Units sold were 28, up 40% from the prior period. "As we have discussed at the end of previous quarters, CPS' revenue growth is less than its unit sales growth due to a change in pricing structure at the end of 2001 as a consequence of our adopting of a multi-distributor strategy and the resultant change in CPS' distribution agreements. The reduced sales prices were offset by substantial reduction in sales and marketing expenses at CPS, so that the change had no adverse effect on net income," explained Gill.

CTI Services net revenues were $12.1 million in the first quarter, doubling from the year-ago level of $6.0 million. This growth was driven by PET and PET/CT scanner sales and an increased number of scanner service contracts. "CTI Services continues to capitalize on the growth in demand for PET in the non-hospital setting. Our total solution product is tailored precisely for the segment of the market where the growth is the strongest - outpatient imaging centers and oncology practices. Of our current backlog at CTI Services, over 85% of orders are from non-hospital customers," Douglass added.

The following table summarizes scanner orders and shipments on a consolidated basis:

                                                  Orders          Shipments
                                                  ------          ---------
CTI Services                                        25                 5
CPS:
   Other distributors                               31                28
   Intercompany sales to CTI Services               --                (3)
                                                    --               ---
Net third-party sales                               56                30
                                                    ==               ===

PETNET net revenues were $16.1 million for the first quarter, an increase of $3.8 million, or 31%, over the same period last year. This increase was driven by continued strong growth in PET scan volumes, partially offset by previously anticipated price declines for FDG. Unit doses increased 15% sequentially from the fourth quarter of fiscal 2002, up from sequential growth of 8% in the fourth quarter of 2002, and 66% over the year-ago period. PETNET expanded its distribution network by one facility in the first quarter to 36, adding a PET molecular probe manufacturing and pharmacy center in Atlanta, GA.

BACKLOG:
Backlog at December 31, 2002 was $152 million and consists of orders for PET and PET/CT scanners, cyclotrons and service and support contracts.

BALANCE SHEET HIGHLIGHTS:
DSO's declined to 69 days at December 31, 2002, a sequential improvement of 18 days from the September quarter. Capital expenditures were $8 million during the first quarter of fiscal 2003. Cash and marketable securities were $91 million at December 31, 2002. Total debt remained flat with the September 2002 quarter at $31 million.

FINANCIAL OUTLOOK:
"We are very pleased with our performance this quarter," said Douglass. "While our fiscal first quarter is traditionally our weakest due to the seasonality of the PET equipment ordering cycle, this quarter's strong results and backlog give us good visibility for the balance of fiscal 2003. We are making significant investments in sales and marketing activities in the first half of 2003, which we expect to benefit us in the second half of the year. Therefore, we reaffirm our prior guidance of revenues of $355 million to $365 million for fiscal 2003 and fully diluted earnings per share of $0.60 to $0.64. For the second quarter of fiscal 2003, we expect revenues at or above $80 million and fully diluted earnings per share of $0.10 to $0.11, representing a 50% increase over the first quarter."

EARNINGS CONFERENCE CALL INFORMATION:
The dial-in number for today's earnings call at 5:00 PM Eastern time is (630) 541-0430. A recording of the call will be available from 6:00 PM Eastern time on February 5 through 6:00 PM Eastern time on February 12, 2002. To hear this recording, dial (888) 567-0742 and enter the reservation number 47153. A simultaneous webcast of the call will be accessible via the internet at www.ctimi.com under the Investor Relations section. A replay of the webcast will also be archived on this site.

ABOUT CTI:
CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, cardiac disease and neurological disorders. Additional information is available at: www.ctimi.com.

ABOUT PET:
PET images the biology of diseases at the molecular level, often before changes are visible by anatomical imaging or, in many cases, before symptoms appear. Diseases are biological processes and it is these processes that PET examines. PET/CT is a new imaging technology that combines the biological examination of patients by PET with the CT images of the body's structural detail. PET/CT technology improves the treatment management of patients by providing surgeons, radiation therapists and other physicians precise anatomical landmarks associated with the disease condition as determined by PET.

PET's whole-body imaging capability helps physicians improve their ability to detect and determine the location, extent and stage of cancer, neurological disorders and cardiac disease. By improving diagnosis, PET scans aid physicians in selecting better courses of treatment, as well as assessing whether treatment is effective or should be changed. Recent published clinical trials have shown that in a wide array of cancers, the use of PET has caused the treatment to be changed for 15 to 50% of patients, depending on the specific clinical question. In addition, PET and PET/CT provide both the patient and their physician with a degree of certainty that is often unavailable through other imaging methods.

CONTACTS:
CTI Molecular Imaging, Inc., Knoxville, TN
David N. Gill, 865-218-2000
Michael A. Lawless, 865-218-2000

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions, include statements regarding CTI's growth and the growth of the market for PET products and services; anticipated return on CTI's recent investments in sales and marketing infrastructure; continued growth in the outpatient imaging center and oncology practice segments of the healthcare industry; CTI's future results of operations; and any other statements that necessarily depend on future events. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: competition; the seasonality of capital equipment sales; the availability and amount of third-party payor reimbursement for PET procedures; Siemens' option to purchase a majority interest in CPS, CTI's subsidiary that develops and manufactures PET scanners; market acceptance of PET products in general and CTI's products and services in particular; the timing of orders from distribution partners and customers; legislative and regulatory developments; the timing of research and development and marketing expenses; relationships with suppliers and distributors; pricing; customer demand for financing services; and general economic conditions, such as interest rates.
CTI undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and in other reports CTI files with the SEC.


                          CTI Molecular Imaging, Inc.
                          Consolidated Balance Sheets


                                                                           December 31,   September 30,
(in thousands)                                                                2002            2002
                                                                           ------------   -------------
                                                                           (unaudited)

     ASSETS
Current assets:
  Cash and cash equivalents                                                 $ 84,996        $ 84,553
  Marketable securities                                                        6,080           6,704
  Accounts receivable -- trade, net                                           33,427          33,817
  Accounts receivable -- related party, net  (1)                              22,112          39,918
  Inventories                                                                 82,101          69,295
  Deferred tax asset                                                          10,060           9,827
  Prepaid expenses and other current assets                                    5,965           6,112
                                                                            --------        --------
        Total current assets                                                 244,741         250,226
                                                                            --------        --------

Property and equipment, net                                                   83,645          77,667
Goodwill                                                                      12,561          12,385
Other assets                                                                  10,848          11,431
                                                                            --------        --------
        Total assets                                                        $351,795        $351,709
                                                                            ========        ========

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                                                    $ 29,123        $ 28,712
  Current maturities of long-term debt and capital lease obligations           4,184           4,008
  Accrued liabilities                                                         12,473          17,865
  Customer advances                                                           17,963          17,701
  Income taxes payable                                                           167           5,680
                                                                            --------        --------
        Total current liabilities                                             63,910          73,966
                                                                            --------        --------

Other long-term liabilities                                                    1,254           1,420
Long-term debt and capital lease obligations                                  26,894          26,730
                                                                            --------        --------
        Total liabilities                                                     92,058         102,116
                                                                            --------        --------

Minority interest                                                             33,067          30,104

Shareholders' equity                                                         226,670         219,489
                                                                            --------        --------
        Total liabilities and shareholders' equity                          $351,795        $351,709
                                                                            ========        ========

(1)      Represent receivables from Siemens Medical Solutions USA, Inc.

                          CTI Molecular Imaging, Inc.
                     Consolidated Statements of Operations


                                                                     Three Months Ended
                                                                        December 31,
                                                             ---------------------------------
                                                                 2002                  2001
                                                             ------------         ------------
(In thousands, except share and per share data)                         (unaudited)

Revenues                                                     $     60,559         $     47,557
Cost of revenues                                                   32,646               28,420
                                                             ------------         ------------
        Gross margin                                               27,913               19,137
                                                             ------------         ------------
Operating expenses:
  Selling, general and administrative expenses                     12,204                7,224
  Research and development expenses                                 6,629                4,584
  Stock-based compensation expense                                    556                  102
                                                             ------------         ------------
    Total operating expenses                                       19,389               11,910
                                                             ------------         ------------
Income from operations                                              8,524                7,227
Warrant liability mark to market expense                               --                2,141
Interest expense, net                                                  76                1,162
Other (income) expense                                               (441)                (174)
                                                             ------------         ------------
Income before income taxes and minority interest                    8,889                4,098
Provision for income taxes                                          3,492                2,427
                                                             ------------         ------------
Income before minority interest                                     5,397                1,671
Amount applicable to minority interest, net of taxes                2,013                1,666
                                                             ------------         ------------
Net income                                                          3,384                    5
Accretion of preferred stocks                                          --                  214
Dividends on preferred stocks                                          --                  353
                                                             ------------         ------------
Net income (loss) attributable to common shareholders        $      3,384         $       (562)
                                                             ============         ============

Earnings (loss) per share
  Basic                                                      $       0.08         $      (0.02)
  Diluted                                                    $       0.07         $      (0.02)
Weighted average shares
  Basic                                                        42,103,795           28,081,518
  Diluted                                                      46,660,775           31,575,134

                          CTI Molecular Imaging, Inc.
                         EBITDA and Adjusted EBITDA (1)


                                                  Three Months Ended
                                                     December 31,
                                                ---------------------
                                                 2002           2001
                                                -------        ------
(In thousands)                                      (unaudited)

Net income                                      $ 3,384        $    5
Interest expense, net                                76         1,162
Provision for income taxes                        3,492         2,427
Depreciation and amortization                     2,575         1,402
                                                -------        ------
EBITDA                                            9,527         4,996
                                                -------        ------
Warrant liability mark to market expense             --         2,141
Minority interest expense                         2,013         1,666
Stock-based compensation expense                    556           102
                                                -------        ------
Adjusted EBITDA                                 $12,096        $8,905
                                                =======        ======

(1) Adjusted EBITDA is net earnings or loss before minority interest, interest expense (net), income taxes, depreciation, amortization and all non-cash charges. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the U.S. but we have included Adjusted EBITDA because we consider it to be a good indicator of our ability to generate cash flow in order to liquidate our liabilities and reinvest in our company. Adjusted EBITDA should not be considered a substitute for net income or loss as a measure of performance, or cash flow as a measure of liquidity. Investors should note that this calculation of adjusted EBITDA might differ from similarly titled measures for other companies.